Exhibit 99.1

Bank of the Ozarks, Inc. Announces Second Quarter 2010 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 12, 2010--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended June 30, 2010 was $10,890,000, an increase of 14.6% from $9,501,000 for the second quarter of 2009. Diluted earnings per common share for the second quarter of 2010 were $0.64, an increase of 14.3% from $0.56 for the second quarter of 2009.

For the six months ended June 30, 2010, net income totaled $26,845,000, a 42.9% increase from net income of $18,787,000 for the first six months of 2009. Diluted earnings per common share for the first six months of 2010 were $1.58, an increase of 42.3% from $1.11 for the first six months of 2009. The Company’s net income and diluted earnings per common share for the first six months of 2010 included a first quarter gain, net of acquisition costs and applicable taxes, of $5.9 million, or $0.35 per diluted common share, from the March 26, 2010 acquisition of a Georgia bank pursuant to a purchase and assumption agreement with loss share agreements entered into with the Federal Deposit Insurance Corporation (“FDIC”).

The Company’s annualized returns on average assets and average common stockholders’ equity for the second quarter of 2010 were 1.48% and 15.19%, respectively, compared to 1.25% and 14.29%, respectively, for the second quarter of 2009. Annualized returns on average assets and average stockholders’ equity for the six months ended June 30, 2010 were 1.89% and 19.31%, respectively, compared to 1.20% and 14.24%, respectively, for the six months ended June 30, 2009.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report excellent results for the quarter just ended. Highlights of the second quarter include further improvement in our deposit mix, which contributed to our increased net interest margin and record income from service charges on deposit accounts, and, compared to the preceding quarter, both growth in our loan and lease portfolio and further improvement in most of our asset quality ratios.”

Loans and leases, excluding those covered by FDIC loss share agreements, were $1.90 billion at June 30, 2010, a decrease of 4.8% from $2.00 billion at June 30, 2009 but an increase of 1.0% from $1.88 billion at March 31, 2010. Mr. Gleason stated, “Slower economic conditions have diminished loan and lease demand for some time now, but we are very pleased to have achieved growth in our loan and lease portfolio during the quarter just ended.”

Deposits were $2.16 billion at June 30, 2010, an increase of 1.2% compared to $2.13 billion at June 30, 2009 but a 4.2% decrease from $2.25 billion at March 31, 2010. Mr. Gleason stated, “In recent quarters we have benefited from two favorable underlying trends in deposits. First, our non-CD deposits have grown significantly accounting for 63.4% of total deposits at June 30, 2010 compared to 48.3% of total deposits at June 30, 2009. Second, brokered deposits have been significantly reduced, decreasing to just 2.3% of total deposits at June 30, 2010 compared to 4.3% of total deposits at June 30, 2009. We feel that these changes in our deposit mix have improved the quality, value and profitability of our deposit base.”

Total assets were $2.88 billion at June 30, 2010, a decrease of 2.8% from $2.96 billion at June 30, 2009 and a decrease of 4.7% from $3.02 billion at March 31, 2010.

Common stockholders’ equity was $292 million at June 30, 2010, an increase of 12.2% from $261 million at June 30, 2009. Book value per common share was $17.25 at June 30, 2010, an increase of 11.7% from $15.45 at June 30, 2009. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions, the effect of restricted stock grants and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale investment securities.

The Company’s ratio of common stockholders’ equity to total assets increased to 10.16% as of June 30, 2010 compared to 8.80% as of June 30, 2009. Its ratio of tangible common stockholders’ equity to tangible total assets increased to 9.94% as of June 30, 2010 compared to 8.63% as of June 30, 2009.

Paul Moore, Chief Financial Officer, stated, “We continue to maintain our status as ‘well capitalized’ as determined by all applicable regulatory capital ratios. Our excellent earnings have contributed to increases in our common stockholders’ equity enhancing our already strong capital position and providing capital to support anticipated future growth and possible additional acquisitions.”

NET INTEREST INCOME

Net interest income for the second quarter of 2010 was $29,729,000, a 1.8% decrease from $30,262,000 for the second quarter of 2009 but a 9.3% increase from $27,193,000 for the first quarter of 2010. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.10% in the second quarter of 2010, an increase of 30 basis points from 4.80% in the second quarter of 2009 and an increase of 11 basis points from 4.99% in the first quarter of 2010. Average earning assets were $2.54 billion in the second quarter of 2010, a decrease of 8.8% from $2.79 billion in the second quarter of 2009 but an increase of 4.8% from $2.42 billion in the first quarter of 2010. The decrease in average earning assets in the second quarter of 2010 compared to the second quarter of 2009 was due primarily to a $271 million dollar decrease in the average balance of investment securities, and the increase in average earning assets compared to the first quarter of 2010 was due primarily to a $131 million dollar increase in the average balance of covered loans.

Net interest income for the six months ended June 30, 2010 was $56,922,000, a decrease of 6.1% from $60,596,000 for the six months ended June 30, 2009. The Company’s net interest margin (FTE) for the first six months of 2010 was 5.05%, an increase of 29 basis points from 4.76% in the first six months of 2009.

NON-INTEREST INCOME

Non-interest income for the second quarter of 2010 was $9,127,000, a 59.6% decrease from $22,610,000 for the second quarter of 2009. This decrease was due primarily to a $14,397,000 reduction in net gains on investment securities and sales of other assets in the second quarter of 2010 compared to the second quarter of 2009.

Non-interest income for the six months ended June 30, 2010 was $26,493,000, a 17.2% decrease from $31,983,000 for the six months ended June 30, 2009. The Company’s results for the first six months of 2010 included a first quarter pre-tax bargain purchase gain of $10,037,000 on an FDIC-assisted acquisition, which partially offset a $16,820,000 reduction in net gains on investment securities and sales of other assets in the first six months of 2010 compared to the first six months of 2009.

Service charges on deposit accounts were a record $3,933,000 in the second quarter of 2010, an increase of 29.1% from $3,047,000 in the second quarter of 2009. Service charges on deposit accounts were $7,135,000 for the first half of 2010, a 22.0% increase from $5,850,000 for the first half of 2009.

Mortgage lending income was $815,000 in the second quarter of 2010, a decrease of 25.6% from $1,096,000 in the second quarter of 2009 but an increase from $527,000 in the first quarter of 2010. Mortgage lending income was $1,343,000 in the first half of 2010, a 31.4% decrease from $1,958,000 in the first half of 2009.

Trust income was $794,000 for the second quarter of 2010, an increase of 5.7% from $751,000 in the second quarter of 2009 but a decrease from a record $922,000 in the first quarter of 2010. Trust income was $1,716,000 in the first half of 2010, a 22.7% increase from $1,398,000 in the first half of 2009.

Net gains on investment securities and sales of other assets were $2,090,000 in the second quarter of 2010 compared to net gains in such categories of $16,487,000 in the second quarter of 2009. Such net gains were $3,714,000 for the first half of 2010 compared to $20,534,000 in the first half of 2009. During 2009 and the first six months of 2010, the Company was a net seller of investment securities. As a result, the Company reduced its investment securities portfolio by $273 million during the first six months of 2009 and $53 million during the first six months of 2010. These reductions were undertaken as part of the Company’s management of its investment securities portfolio and were primarily based on the Company’s ongoing evaluations of interest rate risk.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2010 was $21,110,000, an increase of 17.6% from $17,945,000 for the second quarter of 2009. Non-interest expense for the quarter just ended included $2.8 million to write down the carrying value of foreclosed real estate. In addition, non-interest expense for the quarter just ended included costs associated with due diligence work on potential acquisitions, the upcoming systems conversions for our recently acquired Georgia offices and development of a new marketing campaign to be launched in the third quarter of 2010. The Company’s efficiency ratio for the quarter ended June 30, 2010 increased to 51.0% from 32.1% for the second quarter of 2009.

Non-interest expense for the first six months of 2010 was $38,581,000, an increase of 13.0% from $34,132,000 for the first six months of 2009. The Company’s efficiency ratio for the first six months of 2010 was 43.5% compared to 34.2% for the first six months of 2009.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

The loans and foreclosed real estate acquired as part of the March 2010 Georgia bank acquisition are covered by FDIC loss share agreements and, along with the related FDIC loss share receivable, are presented in the Company’s June 30, 2010 financial reports as “covered” assets (i.e., covered by the FDIC loss share agreements) with a carrying value equal to the net present value of expected future proceeds. At June 30, 2010, loans covered by loss share were carried at $127.4 million, foreclosed real estate covered by loss share was carried at $9.1 million and the FDIC loss share receivable was carried at $41.0 million. As a result of the FDIC loss share indemnification related to these assets and the net present value method of valuing these assets, such assets are excluded from the computations of the following asset quality ratios, except for their inclusion in total assets.

Nonperforming loans and leases as a percent of total loans and leases decreased to 0.87% as of June 30, 2010 compared to 0.90% as of June 30, 2009 and 1.02% as of March 31, 2010.

Nonperforming assets as a percent of total assets were 2.12% as of June 30, 2010, an increase from 1.37% as of June 30, 2009 but a decrease from 2.68% as of March 31, 2010.

The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 1.80% as of June 30, 2010, a decrease from 2.34% as of June 30, 2009 but an increase from 1.70% as of March 31, 2010.

The Company’s annualized net charge-off ratio for the second quarter of 2010 decreased to 0.64% from 2.89% for the second quarter of 2009 and 0.86% for the first quarter of 2010. For the second quarter of 2010, the Company’s net charge-offs decreased to $3.0 million from $14.4 million in the second quarter of 2009 and $4.0 million in the first quarter of 2010.

The Company’s annualized net charge-off ratio for the first six months of 2010 decreased to 0.75% from 1.77% for the first six months of 2009. For the first six months of 2010, the Company’s net charge-offs decreased to $7.0 million from $17.6 million for the first six months of 2009.

For the second quarter of 2010, the Company’s provision for loan and lease losses decreased to $3.4 million from $21.1 million in the second quarter of 2009 and $4.2 million in the first quarter of 2010. For the first six months of 2010, the Company’s provision for loan and lease losses decreased to $7.6 million from $31.7 million for the first six months of 2009.

The Company’s allowance for loan and lease losses was $40.2 million, or 2.11% of total loans and leases, at June 30, 2010 compared to $43.6 million, or 2.19% of total loans and leases, at June 30, 2009 and $39.8 million, or 2.11% of total loans and leases, at March 31, 2010.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, July 13, 2010. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 86557591. The telephone playback will be available through July 31, 2010, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve; competitive factors; general economic and real estate market conditions and their effects on the creditworthiness of borrowers, collateral values and asset recovery values, including the value of the FDIC loss share receivable and related covered assets; recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets, to increase regulation of the financial services industry and to protect homeowners and consumers; changes in the value and volume of investment securities; changes in U.S. government monetary and fiscal policy; changes in credit market conditions; the ability to attract new deposits and loans and leases; and delays or changes in the Company’s expectations for opening new offices or making additional acquisitions or inability to obtain all required regulatory or other approvals for opening new offices or making additional acquisitions; as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2009 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 78 offices, including 65 banking offices in 34 communities throughout northern, western and central Arkansas, seven Texas banking offices, five north Georgia banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited
	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	% Change	2010	2009	% Change
Income statement data:
Net interest income	$29,729	$30,262	(1.8)%	$56,922	$60,596	(6.1)%
Provision for loan and lease losses	3,400	21,100	(83.9)	7,600	31,700	(76.0)
Non-interest income	9,127	22,610	(59.6)	26,493	31,983	(17.2)
Non-interest expense	21,110	17,945	17.6	38,581	34,132	13.0
Noncontrolling interest	32	-	-	43	(23)	-
Preferred dividends	-	1,076	-	-	2,150	-
Net income available to common stockholders	10,890	9,501	14.6	26,845	18,787	42.9

Common stock data:
Net income per share – diluted	$0.64	$0.56	14.3%	$1.58	$1.11	42.3%
Net income per share – basic	0.64	0.56	14.3	1.58	1.11	42.3
Cash dividends per share	0.15	0.13	15.4	0.30	0.26	15.4
Book value per share	17.25	15.45	11.7	17.25	15.45	11.7
Diluted shares outstanding (thousands)	17,053	16,894		17,009	16,890
End of period shares outstanding (thousands)	16,956	16,871		16,956	16,871

Balance sheet data at period end:
Assets	$2,878,572	$2,961,696	(2.8)%	$2,878,572	$2,961,696	(2.8)%
Loans and leases not covered by loss share	1,900,174	1,996,964	(4.8)	1,900,174	1,996,964	(4.8)
Allowance for loan and lease losses	40,176	43,635	(7.9)	40,176	43,635	(7.9)
Loans covered by loss share	127,422	-	-	127,422	-	-
ORE covered by loss share	9,096	-	-	9,096	-	-
FDIC loss share receivable	41,016	-	-	41,016	-	-
Investment securities	453,463	671,513	(32.5)	453,463	671,513	(32.5)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	1,829	366	399.7	1,829	366	399.7
Deposits	2,158,571	2,132,870	1.2	2,158,571	2,132,870	1.2
Repurchase agreements with customers	51,677	56,067	(7.8)	51,677	56,067	(7.8)
Other borrowings	281,788	343,262	(17.9)	281,788	343,262	(17.9)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Preferred stock	-	72,156	-	-	72,156	-
Common stockholders’ equity	292,487	260,729	12.2	292,487	260,729	12.2
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	5,712	9,239	(38.2)	5,712	9,239	(38.2)
Loan and lease including covered loans to deposit ratio	93.93%	93.63%		93.93%	93.63%

Selected ratios:
Return on average assets*	1.48%	1.25%		1.89%	1.20%
Return on average common stockholders’ equity*	15.19	14.29		19.31	14.24
Average common equity to total average assets	9.74	8.73		9.78	8.46
Net interest margin – FTE*	5.10	4.80		5.05	4.76
Efficiency ratio	50.98	32.08		43.54	34.20
Net charge-offs to average loans and leases*	0.64	2.89		0.75	1.77
Nonperforming loans and leases to total loans and leases**	0.87	0.90		0.87	0.90
Nonperforming assets to total assets**	2.12	1.37		2.12	1.37
Allowance for loan and lease losses to total loans and leases**	2.11	2.19		2.11	2.19

Other information:
Non-accrual loans and leases**	$16,460	$17,887		$16,460	$17,887
Accruing loans and leases – 90 days past due**	-	-		-	-
ORE and repossessions**	44,680	22,727		44,680	22,727

*Ratios for interim periods annualized based on actual days.
**Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited
	9/30/08	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10
Earnings Summary:
Net interest income	$24,616	$28,731	$30,334	$30,262	$29,232	$28,495	$27,193	$29,729
Federal tax (FTE) adjustment	2,074	3,950	4,169	3,060	2,557	2,229	2,649	2,554
Net interest income (FTE)	26,690	32,681	34,503	33,322	31,789	30,724	29,842	32,283
Provision for loan and lease losses	(3,400)	(8,300)	(10,600)	(21,100)	(7,500)	(5,600)	(4,200)	(3,400)
Non-interest income	4,871	3,796	9,373	22,610	5,810	13,257	17,365	9,127
Non-interest expense	(13,828)	(14,233)	(16,187)	(17,945)	(15,499)	(19,001)	(17,471)	(21,110)
Pretax income (FTE)	14,333	13,944	17,089	16,887	14,600	19,380	25,536	16,900
FTE adjustment	(2,074)	(3,950)	(4,169)	(3,060)	(2,557)	(2,229)	(2,649)	(2,554)
Provision for income taxes	(3,255)	(655)	(2,537)	(3,250)	(2,599)	(4,472)	(6,944)	(3,488)
Noncontrolling interest	7	(21)	(23)	-	25	17	11	32
Preferred stock dividend	-	(227)	(1,074)	(1,076)	(1,078)	(3,048)	-	-
Net income available to common stockholders	$9,011	$9,091	$9,286	$9,501	$8,391	$9,648	$15,954	$10,890

Earnings per common share – diluted	$0.53	$0.54	$0.55	$0.56	$0.50	$0.57	$0.94	$0.64

Non-interest Income:
Service charges on deposit accounts	$3,102	$3,067	$2,803	$3,047	$3,234	$3,338	$3,202	$3,933
Mortgage lending income	473	434	861	1,096	672	682	527	815
Trust income	649	712	647	751	801	880	922	794
Bank owned life insurance income	512	2,630	477	484	495	1,729	464	534
Gains (losses) on investment securities	(317)	(3,136)	3,999	16,519	142	6,322	1,697	2,052
Gains (losses) on sales of other assets	(78)	(579)	48	(32)	(51)	(142)	(73)	38
Gain on FDIC assisted transaction	-	-	-	-	-	-	10,037	-
Other	530	668	538	745	517	448	589	961
Total non-interest income	$4,871	$3,796	$9,373	$22,610	$5,810	$13,257	$17,365	$9,127

Non-interest Expense:
Salaries and employee benefits	$7,728	$7,448	$7,916	$7,978	$7,823	$8,131	$8,275	$8,996
Net occupancy expense	2,318	2,306	2,578	2,449	2,558	2,156	2,421	2,416
Other operating expenses	3,727	4,452	5,666	7,490	5,091	8,686	6,748	9,587
Amortization of intangibles	55	27	27	28	27	28	27	111
Total non-interest expense	$13,828	$14,233	$16,187	$17,945	$15,499	$19,001	$17,471	$21,110

Allowance for Loan and Lease Losses:
Balance at beginning of period	$23,432	$25,427	$29,512	$36,949	$43,635	$39,280	$39,619	$39,774
Net charge-offs	(1,405)	(4,215)	(3,163)	(14,414)	(11,855)	(5,261)	(4,045)	(2,998)
Provision for loan and lease losses	3,400	8,300	10,600	21,100	7,500	5,600	4,200	3,400
Balance at end of period	$25,427	$29,512	$36,949	$43,635	$39,280	$39,619	$39,774	$40,176

Selected Ratios:
Net interest margin - FTE*	3.82%	4.52%	4.73%	4.80%	4.80%	4.89%	4.99%	5.10%
Efficiency ratio	43.79	39.08	36.95	32.08	41.22	43.20	37.01	50.98
Net charge-offs to average loans and leases*(1)	0.27	0.83	0.64	2.89	2.38	1.08	0.86	0.64
Nonperforming loans and leases/total loans and leases(1)	0.70	0.76	1.15	0.90	1.00	1.24	1.02	0.87
Nonperforming assets/total assets(1)	0.66	0.81	1.17	1.37	2.88	3.06	2.68	2.12
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	0.94	2.68	2.24	2.34	1.77	1.99	1.70	1.80

* Annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Six Months Ended
	June 30, 2010			June 30, 2010
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,684	$9	2.04%	$1,277	$11	1.76%
Investment securities:
Taxable	112,761	1,416	5.04	121,328	3,065	5.09
Tax-exempt – FTE	398,546	7,290	7.34	394,072	14,850	7.60
Loans and leases – FTE	1,889,303	29,835	6.33	1,892,802	59,330	6.32
Covered loans*	138,473	2,584	7.49	73,583	2,739	7.51
Total earning assets – FTE	2,540,767	41,134	6.49	2,483,062	79,995	6.50
Non-earning assets	413,301			384,808
Total assets	$2,954,068			$2,867,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,083,444	$2,211	0.82%	$1,017,155	$4,264	0.85%
Time deposits of $100,000 or more	484,022	1,566	1.30	497,798	3,101	1.26
Other time deposits	376,464	1,417	1.51	357,288	2,744	1.55
Total interest bearing deposits	1,943,930	5,194	1.07	1,872,241	10,109	1.09
Repurchase agreements with customers	49,836	101	0.82	49,191	210	0.86
Other borrowings	319,222	3,124	3.92	334,280	6,698	4.04
Subordinated debentures	64,950	432	2.67	64,950	853	2.65
Total interest bearing liabilities	2,377,938	8,851	1.49	2,320,662	17,870	1.55
Non-interest bearing liabilities:
Non-interest bearing deposits	267,005			250,092
Other non-interest bearing liabilities	18,087			13,297
Total liabilities	2,663,030			2,584,051
Preferred stock	-			-
Common stockholders’ equity	287,607			280,374
Noncontrolling interest	3,431			3,445
Total liabilities and stockholders’ equity	$2,954,068			$2,867,870

Net interest income – FTE		$32,283			$62,125
Net interest margin – FTE			5.10%			5.05%

* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217